Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, JULY 24, 2007	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Second Quarter 2007 Results

JACKSONVILLE, Fla., July 24, 2007 – Rayonier (NYSE:RYN) today reported second quarter net income of $33.3 million, or 42 cents per share, which reflects a special item charge of $10.1 million, or 13 cents per share, for a write-down of the book value of timber destroyed by forest fires in Southeast Georgia and Northeast Florida. This compares to $35.1 million, or 45 cents per share, in first quarter 2007 and $42.9 million, or 55 cents per share, in second quarter 2006.

Second quarter 2006 included a special item gain of $6.5 million, or 8 cents per share, on the sale of a portion of the company’s investment in a New Zealand timber consortium. (See Schedule H for details.)

Lee M. Thomas, Chairman, President and CEO, said: “We are pleased with our second quarter despite the difficulties we experienced with the wildfires. Earnings and cash flow were very good, with particularly strong results from Performance Fibers and Real Estate.”

Second quarter earnings, excluding the special item, improved over first quarter 2007 as stronger Real Estate and Performance Fibers results were partially offset by lower Eastern (see Schedule F for description of region) timber prices and reduced timber volumes due, in part, to the impact of salvage timber from the forest fires. Excluding the special item, compared to second quarter 2006, earnings improved mainly due to stronger Performance Fibers and Real Estate results partly offset by lower Western (see Schedule F for description of region) timber volumes and fire-impacted timber prices. The charge taken for the forest fires reflects the company’s most recent estimate of damage and is lower than its previously reported estimate of $15 to $18 million. A final number will be available once all damage surveying has been completed.

Sales for the second quarter of $300 million were comparable to first quarter 2007 but $12 million below second quarter 2006.

Cash provided by operating activities of $132 million for the six months ended June 30 was $1 million below the 2006 comparable period due to the timing of a $17 million interest payment, partly offset by higher earnings. For the same period, Cash Available for Distribution (CAD) of $107 million was $25 million above 2006 primarily due to improved earnings partially offset by increased cash taxes. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt of $667 million was $8 million above year-end 2006. The debt-to-capital ratio of 41.5 percent was comparable to year-end 2006. Cash and cash equivalents at June 30, 2007 was $16 million.

Timber

Sales of $57 million and operating income of $21 million (excluding the $10 million forest fire charge) were $8 million and $5 million below first quarter, respectively, primarily due to lower Eastern prices and U.S. volumes. On the same basis, compared to second quarter 2006, sales and operating income decreased $4 million and $9 million, respectively, mainly due to reduced Western volumes and lower Eastern prices.

Real Estate

Sales of $29 million and operating income of $24 million were $8 million and $9 million above first quarter, respectively, primarily because most sales, due to timing, were of development acres rather than rural, a reversal from the first quarter. For the same reason, compared to second quarter 2006, sales and operating income increased $11 million and $13 million.

Performance Fibers

Sales and operating income of $168 million and $31 million, respectively, were $1 million and $4 million above first quarter primarily due to increased prices.

Compared to second quarter 2006, sales and operating income improved $2 million and $15 million, respectively, reflecting higher cellulose specialty prices.

Wood Products

Sales of $24 million were $4 million above first quarter due to increased volume, while the operating loss of $1 million was a $3 million improvement due to cost reductions and slightly improved prices. Compared to second quarter 2006, sales and operating income declined $8 million and $3 million, respectively, due to weaker prices partially offset by lower manufacturing costs.

Other Operations

Sales of $23 million were $5 million below first quarter and $12 million lower than second quarter 2006, reflecting the impact of our exit from the wood products trading business in the Northwest U.S. The operating loss of $1 million was comparable to first quarter but unfavorable by $1 million compared to second quarter 2006 mainly due to coal royalty income in last year’s quarter.

Other Items

Corporate expenses of $8.6 million were $0.5 million below first quarter mainly due to lower stock-price based incentive compensation. Compared to second quarter 2006, expenses increased $1.5 million mainly due to higher incentive and stock-price based compensation.

Interest expense of $13.6 million was comparable to first quarter but $1.7 million above second quarter 2006, mainly due to higher debt.

The second quarter effective tax rate, before discrete items, was 20.9 percent, compared to 14.0 percent in second quarter 2006, primarily due to lower REIT income, which included the fire loss charge, and higher foreign earnings in 2006 taxed below the U.S. statutory rate. Excluding the fire loss charge, the effective rate was 17.0 percent. (See Schedule J for details.)

Outlook

“We are on track for another good year and continue to expect that full-year earnings will be comparable to 2006, excluding special items,” Thomas said. “The strength of our Performance Fibers business should more than offset the impact of the housing slowdown on timber prices and we are seeing strong interest in our rural properties. Given the confidence we have in our businesses and their ability to consistently generate strong cash flow, we announced yesterday a 6.4 percent increase in our third quarter dividend, raising it from 47 to 50 cents per share.”

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world’s leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, volumes, pricing, costs and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: the cyclical and competitive nature of the forest products and real estate industries; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; changes in global market trends and world events, including those that could impact customer demand; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, and endangered species, that may restrict or adversely impact our ability to conduct our business; the lengthy, uncertain and costly process associated with the ownership or development of real estate, especially in Florida, which also may be affected by changes in law, policy and other political factors beyond our control; changes in demand for our real estate and unexpected delays in the entry into or closing of real estate transactions; adverse weather conditions, including natural disasters, affecting production, distribution and availability of raw materials such as wood, energy and chemicals; our ability to identify and complete timberland and higher value real estate acquisitions; the geographic concentration of a significant portion of our timberland; changes in key management and personnel; interest rate and currency movements; our capacity to incur additional debt; changes in import and export controls or taxes; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; the ability to complete like-kind-exchanges of timberlands and real estate; changes in tax laws that could reduce the benefits associated with REIT status; and additional factors described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, July 24, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

JUNE 30, 2007 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Profitability
Sales	$300.4	$299.7	$312.1	$600.1	$589.3
Operating income	$55.7	$55.2	$59.0	$110.9	$96.2
Pro forma operating income (a)	$65.8	$55.2	$51.2	$121.0	$88.4
Net income	$33.3	$35.1	$42.9	$68.4	$66.2
Income per diluted common share
Net income	$0.42	$0.45	$0.55	$0.87	$0.85
Pro forma net income (a) (d)	$0.55	$0.45	$0.47	$1.00	$0.77
Pro forma operating income as a percent of sales (a) (d)	21.9%	18.4%	16.4%	20.2%	15.0%
Adjusted ROE (a) (d)	18.6%	15.2%	16.4%	16.9%	13.4%
Average diluted shares outstanding (millions)	78.8	78.5	78.0	78.6	78.0

				Six Months Ended June 30,
				2007	2006
Capital Resources and Liquidity
Cash provided by operating activities				$131.6	$133.1
Cash used for investing activities				$(106.0)	$(47.7)
Cash used for financing activities				$(49.8)	$(66.3)
Adjusted EBITDA (b) (d)				$201.9	$159.2
Cash Available for Distribution (CAD) (c) (d)				$106.6	$81.7

				06/30/07	12/31/06
Debt				$666.8	$659.0
Debt / capital				41.5%	41.8%
Cash				$16.3	$40.2

(a), (b), (c) and (d), see Schedule B.

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RAYONIER

FOOTNOTES FOR SCHEDULE A

JUNE 30, 2007 (unaudited)

(a)	Pro forma operating income and net income, and Adjusted ROE are non-GAAP measures. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings from operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, adjusted for equity based compensation amounts, the tax benefits associated with certain strategic acquisitions, the change in committed cash and other items which include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2007 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Sales	$300.4	$299.7	$312.1	$600.1	$589.3

Costs and expenses
Cost of sales (b)	231.2	231.7	247.2	462.9	471.4
Selling and general expenses	16.2	15.8	14.4	32.0	30.6
Other operating income, net	(2.7)	(3.0)	(0.7)	(5.7)	(1.1)

Operating income before gain on sale of New Zealand timber assets	55.7	55.2	51.2	110.9	88.4
Gain on sale of New Zealand timber assets	—	—	7.8	—	7.8

Operating income (b)	55.7	55.2	59.0	110.9	96.2
Interest expense	(13.6)	(13.6)	(11.9)	(27.2)	(24.1)
Interest and other income, net	1.1	1.0	1.7	2.1	4.0

Income before taxes	43.2	42.6	48.8	85.8	76.1
Income tax expense	(9.9)	(7.5)	(5.9)	(17.4)	(9.9)

Net income	$33.3	$35.1	$42.9	$68.4	$66.2

Income per Common Share:
Basic
Net income	$0.43	$0.45	$0.56	$0.88	$0.87

Diluted
Net income	$0.42	$0.45	$0.55	$0.87	$0.85

Pro forma net income (a)
Adjusted diluted EPS	$0.55	$0.45	$0.47	$1.00	$0.77

Weighted average Common Shares used for determining
Basic EPS	77,446,494	77,130,711	76,465,269	77,298,865	76,377,976

Diluted EPS	78,766,692	78,528,221	77,969,132	78,583,246	77,989,798

(a)	Non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.
(b)	Cost of sales and operating income for the three and six months ended June 30, 2007 include the $10.1 million charge for an estimate of timber destroyed by forest fires. Cost of sales and operating income for the three and six months ended June 30, 2007, excluding the fire losses were $221.1 million and $65.8 million, and $452.8 million and $121.0 million, respectively. Operating income for the three and six months ended June 30, 2006 includes a $7.8 million gain on sale of New Zealand timber assets.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2007 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Sales
Timber	$56.7	$65.0	$61.1	$121.7	$115.5
Real Estate	29.2	21.0	17.8	50.2	30.9
Performance Fibers
Cellulose specialties	129.0	129.5	126.4	258.5	233.1
Absorbent materials	38.8	36.9	39.4	75.7	78.7

Total Performance Fibers	167.8	166.4	165.8	334.2	311.8

Wood Products	23.8	19.7	32.2	43.5	63.8
Other Operations	22.9	27.6	35.3	50.5	67.4
Intersegment eliminations	—	—	(0.1)	—	(0.1)

Total sales	$300.4	$299.7	$312.1	$600.1	$589.3

Pro forma operating income/(loss) (a)
Timber	$21.1	$26.3	$29.8	$47.4	$53.6
Real Estate	24.0	15.2	10.9	39.2	21.1
Performance Fibers	31.0	27.1	15.9	58.1	26.1
Wood Products	(0.7)	(3.3)	2.0	(4.0)	4.6
Other Operations	(1.0)	(1.3)	0.4	(2.3)	—
Corporate	(8.6)	(9.1)	(7.1)	(17.7)	(16.6)
Intersegment eliminations and other	—	0.3	(0.7)	0.3	(0.4)

Pro forma operating income (a)	$65.8	$55.2	$51.2	$121.0	$88.4

(a)	Timber segment operating income for the three and six months ended June 30, 2007 and 2006 excludes the $10.1 million fire loss and the $7.8 million gain on sale of NZ timber assets, respectively. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2007 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
Assets
Current assets	$278.1	$300.3
Timber, timberlands and logging roads, net of depletion and amortization	1,093.3	1,127.5
Property, plant and equipment	1,395.8	1,365.0
Less - accumulated depreciation	(1,035.8)	(1,011.2)

	360.0	353.8

Investment in New Zealand JV	62.8	61.2
Other assets	165.1	121.8

	$1,959.3	$1,964.6

Liabilities and Shareholders’ Equity
Current liabilities	$156.1	$193.3
Long-term debt	666.2	655.4
Non-current liabilities for dispositions and discontinued operations	108.4	111.8
Other non-current liabilities	89.7	86.1
Shareholders’ equity	938.9	918.0

	$1,959.3	$1,964.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash provided by operating activities:
Net Income	$68.4	$66.2
Depreciation, depletion, amortization and non-cash basis of real estate sold	81.6	71.1
Non-cash charge for forest fire losses	9.6	—
Other non-cash items included in income	11.3	(4.0)
Changes in working capital and other assets and liabilities	(39.3)	(0.2)

	131.6	133.1

Cash used for investing activities:
Capital expenditures	(51.2)	(61.6)
Purchase of timberlands and wood chipping facilities	(11.7)	(4.3)
Proceeds from sale of portion of New Zealand joint venture	—	21.7
Increase in restricted cash	(43.2)	(4.2)
Other	0.1	0.7

	(106.0)	(47.7)

Cash used for financing activities:
Borrowing/(repayment) of debt, net	7.0	(1.5)
Dividends paid	(72.7)	(71.8)
Issuance of common shares	11.2	5.3
Repurchase of common shares	—	(0.5)
Excess tax benefits from equity-based compensation	4.7	2.2

	(49.8)	(66.3)

Effect of exchange rate changes on cash	0.3	(0.3)

Cash and cash equivalents:
(Decrease)/increase in cash and cash equivalents	(23.9)	18.8
Balance, beginning of year	40.2	146.2

Balance, end of period	$16.3	$165.0

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2007 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Geographical Data (Non-U.S.)
Sales
New Zealand	$11.7	$12.3	$8.2	$24.0	$13.7
Other	2.4	2.0	3.7	4.4	8.2

Total	$14.1	$14.3	$11.9	$28.4	$21.9

Operating income (loss)
New Zealand	$1.1	$0.8	$(0.3)	$1.9	$(1.4)
Other	(0.5)	(0.5)	(0.5)	(1.0)	(0.9)

Total	$0.6	$0.3	$(0.8)	$0.9	$(2.3)

Timber
Sales
Western U.S. (a)	$29.2	$30.7	$35.2	$59.9	$62.3
Eastern U.S. (a)	24.5	31.1	23.5	55.6	48.5
New Zealand	3.0	3.2	2.4	6.2	4.7

Total	$56.7	$65.0	$61.1	$121.7	$115.5

Pro forma operating income (loss) (b)
Western U.S. (a)	$15.8	$18.0	$21.4	$33.8	$37.4
Eastern U.S. (a) (b)	3.8	7.8	8.8	11.6	17.7
New Zealand (b)	1.5	0.5	(0.4)	2.0	(1.5)

Total	$21.1	$26.3	$29.8	$47.4	$53.6

Adjusted EBITDA by Segment (c)
Timber	$37.2	$48.0	$43.3	$85.2	$82.1
Real Estate	26.6	18.8	15.5	45.4	27.0
Performance Fibers	48.8	42.4	33.1	91.2	58.5
Wood Products	0.9	(1.7)	3.8	(0.8)	8.1
Other Operations	(0.4)	(1.3)	0.5	(1.7)	0.3
Corporate and other	(8.7)	(8.7)	(7.9)	(17.4)	(16.8)

Total	$104.4	$97.5	$88.3	$201.9	$159.2

(a)	Due to the Company’s 2006 timberland acquisitions in five new states (Oklahoma, Arkansas, Texas, Louisiana, and New York), the Company has renamed its Timber segment regions from Southern and Northwestern to Eastern and Western, respectively. The Eastern region represents the Company’s operations in Florida, Georgia, Alabama, Oklahoma, Arkansas, Texas, Louisiana, and New York, while the Western region represents the Company’s operations in Washington State.
(b)	Timber segment operating income for the three and six months ended June 30, 2007 and 2006 excludes the $10.1 million fire loss and the $7.8 million gain on sale of NZ timber assets, respectively. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.
(c)	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

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RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2007 (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Timber
Western U.S. in millions of board feet	72	79	89	151	164
Eastern U.S. in thousands of short green tons	1,293	1,643	1,204	2,936	2,451

Real Estate
Acres sold
Development	3,882	123	7	4,005	751
Rural	156	5,867	9,613	6,023	12,273
Northwest U.S.	210	148	4	358	4

Total	4,248	6,138	9,624	10,386	13,028

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	111	114	121	225	225
Absorbent materials, in thousands of metric tons	56	55	63	111	128
Production as a percent of capacity	98.6%	98.7%	99.2%	98.6%	99.0%

Lumber
Sales volume, in millions of board feet	87	73	92	160	176

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2007 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash provided by operating activities	$131.6	$133.1
Capital spending (a)	(51.2)	(61.6)
Decrease in committed cash	25.6 (b)	7.9
Equity based compensation adjustments	2.9	4.2
Like-kind exchange tax benefits on third party real estate sales (c)	(2.4)	(2.6)
Other	0.1	0.7

Cash Available for Distribution	$106.6	$81.7

(a)	Capital spending excludes strategic acquisitions and dispositions.
(b)	Primarily 2006 interest paid in 2007 and previously reflected as a reduction in 2006 CAD.
(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME, NET INCOME AND ADJUSTED RETURN ON EQUITY:

	Three Months Ended
	June 30, 2007		March 31, 2007		June 30, 2006
PRO FORMA NET INCOME	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$55.7	N/M	$55.2	N/M	$59.0	N/M
Sale of New Zealand timber assets	—		—		(7.8)
Forest fire loss	10.1		—		—

Pro Forma Operating Income	$65.8		$55.2		$51.2

Net Income	$33.3	$0.42	$35.1	$0.45	$42.9	$0.55
Sale of New Zealand timber assets	—	—	—	—	(6.5)	(0.08)
Forest fire loss	10.1	0.13	—	—	—	—

Pro Forma Net Income	$43.4	$0.55	$35.1	$0.45	$36.4	$0.47

Annualized Pro Forma Net Income	$173.6		$140.4		$145.6
Divided by: Average Equity	$932.6		$922.1		$889.2

Adjusted ROE	18.6%		15.2%		16.4%

	Six Months Ended
	June 30, 2007		June 30, 2006
PRO FORMA NET INCOME	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$110.9	N/M	$96.2	N/M
Sale of New Zealand timber assets	—		(7.8)
Forest fire loss	10.1		—

Pro Forma Operating Income	$121.0		$88.4

Net Income	$68.4	$0.87	$66.2	$0.85
Sale of New Zealand timber assets	—	—	(6.5)	(0.08)
Forest fire loss	10.1	0.13	—	—

Pro Forma Net Income	$78.5	$1.00	$59.7	$0.77

Annualized Pro Forma Net Income	$157.0		$119.4
Divided by: Average Equity	$928.5		$893.7

Adjusted ROE	16.9%		13.4%

N/M: Not meaningful.

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2007 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
June 30, 2007
Cash provided by operating activities	$39.2	$27.0	$43.4	$(0.8)	$(1.2)	$(28.4)	$79.2
Income tax expense	—	—	—	—	—	9.9	9.9
Interest, net	—	—	—	—	—	12.4	12.4
Working capital increases (decreases)	(6.4)	(0.6)	5.3	1.7	(3.1)	11.6	8.5
Other balance sheet changes	4.4	0.2	0.1	—	3.9	(14.2)	(5.6)

Adjusted EBITDA	$37.2	$26.6	$48.8	$0.9	$(0.4)	$(8.7)	$104.4

March 31, 2007
Cash provided by operating activities	$47.3	$19.0	$45.4	$(1.3)	$(7.3)	$(50.7)	$52.4
Income tax expense	—	—	—	—	—	7.5	7.5
Interest, net	—	—	—	—	—	12.6	12.6
Working capital increases (decreases)	2.4	(1.0)	(2.8)	(0.4)	6.0	25.4	29.6
Other balance sheet changes	(1.7)	0.8	(0.2)	—	—	(3.5)	(4.6)

Adjusted EBITDA	$48.0	$18.8	$42.4	$(1.7)	$(1.3)	$(8.7)	$97.5

June 30, 2006
Cash provided by operating activities	$53.1	$18.7	$14.8	$6.3	$7.1	$(17.7)	$82.3
Income tax expense	—	—	—	—	—	5.9	5.9
Interest, net	—	—	—	—	—	9.9	9.9
Working capital increases (decreases)	(6.8)	(3.1)	18.2	(2.5)	(6.4)	(0.9)	(1.5)
Other balance sheet changes	(3.0)	(0.1)	0.1	—	(0.2)	(5.1)	(8.3)

Adjusted EBITDA	$43.3	$15.5	$33.1	$3.8	$0.5	$(7.9)	$88.3

Six Months Ended
June 30, 2007
Cash provided by operating activities	$86.5	$46.0	$88.8	$(2.1)	$(8.5)	$(79.1)	$131.6
Income tax expense	—	—	—	—	—	17.4	17.4
Interest, net	—	—	—	—	—	25.0	25.0
Working capital increases (decreases)	(4.0)	(1.6)	2.5	1.3	2.9	37.0	38.1
Other balance sheet changes	2.7	1.0	(0.1)	—	3.9	(17.7)	(10.2)

Adjusted EBITDA	$85.2	$45.4	$91.2	$(0.8)	$(1.7)	$(17.4)	$201.9

June 30, 2006
Cash provided by operating activities	$96.9	$26.2	$44.4	$7.0	$7.6	$(49.0)	$133.1
Income tax expense	—	—	—	—	—	9.9	9.9
Interest, net	—	—	—	—	—	19.9	19.9
Working capital increases (decreases)	(2.3)	0.9	14.0	1.1	(7.3)	2.6	9.0
Other balance sheet changes	(12.5)	(0.1)	0.1	—	—	(0.2)	(12.7)

Adjusted EBITDA	$82.1	$27.0	$58.5	$8.1	$0.3	$(16.8)	$159.2

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

JUNE 30, 2007 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Six Months Ended
	June 30, 2007		March 31, 2007		June 30, 2006		June 30, 2007		June 30, 2006
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(15.1)	(35.0)	$(14.9)	(35.0)	$(17.0)	(35.0)	$(30.0)	(35.0)	$(26.6)	(35.0)
REIT income not subject to federal tax	9.0	20.8	10.7	25.2	11.4	23.4	19.7	23.0	19.4	25.5
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.9)	(6.7)	(3.1)	(7.2)	(2.7)	(5.6)	(6.0)	(7.0)	(5.9)	(7.8)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	—	—	0.2	0.3	1.5	3.2	0.2	0.2	1.8	2.4

Income tax expense before discrete items *	$(9.0)	(20.9)	$(7.1)	(16.7)	$(6.8)	(14.0)	$(16.1)	(18.8)	$(11.3)	(14.9)
Deferred tax adjustments / Other	(0.9)	(2.1)	(0.4)	(0.9)	0.9	1.9	(1.3)	(1.5)	1.4	1.9

Income tax expense *	$(9.9)	(23.0)	$(7.5)	(17.6)	$(5.9)	(12.1)	$(17.4)	(20.3)	$(9.9)	(13.0)

*	The effective tax rate before discrete items and excluding the forest fires loss was 17.0 percent and 16.9 percent for the second quarter and six months ended June 30, 2007, respectively. For the same periods, the effective tax rate including discrete items and excluding the forest fires loss charge was 18.7 percent and 18.2 percent, respectively.

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